Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference of our firm under the caption “Experts” and to the use of our report dated March 9, 2018, with respect to the consolidated financial statements of Navios Maritime Midstream Partners L.P, included in the Information Statement/Prospectus of Navios Maritime Acquisition Corporation that is made a part of the Registration Statement (Form F-4) of Navios Maritime Acquisition Corporation for the registration of its common stock and its Series E convertible preferred stock.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

Athens, Greece

October 30, 2018